UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/04/2008

Assurant, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31978

DE	39-1126612
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Chase Manhattan Plaza, 41st Floor
New York, New York 10005
(Address of principal executive offices, including zip code)

(212) 859-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

Assurant, Inc. (the "Company") estimates total claims resulting from recent California wildfires to be in the range of $10 to 12 million pre-tax, which the Company does not consider to be material to its operations. Base pre-tax 2008 reinsurance premiums, which are a reduction to net earned premiums, were estimated to be $129 million in 2008 when the property catastrophe reinsurance program was announced. Given the growth of the business, base premiums in 2008 are now estimated to be $147 million. The Company expects base reinsurance costs in the fourth quarter to be relatively consistent with third quarter amounts of approximately $40 million.

In 2008, the Company secured its property catastrophe reinsurance program by purchasing a portion of the coverage in both January and June. The June reinsurance purchase included a small portion of coverage for a two year term. The Company is in the process of securing coverage for the 2009 reinsurance program. In structuring the program, the Company applies a disciplined risk management process which includes utilizing multiple catastrophe models to evaluate the estimated loss potential from various perils, analyzing the geographic spread of risk and evaluating the reinsurance cost relative to the coverage provided. The Company also evaluates the credit quality, financial strength and claims-paying ability of the reinsurers. Given the growth of the Company's property businesses, the Company anticipates buying more coverage and adjusting the retention for the growth of the business.

The Company utilizes catastrophe reinsurance primarily for its Assurant Specialty Property business to protect the Company's capital base from catastrophe risk for its customers and to lessen the variable effect of catastrophes on earnings for shareholders.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assurant, Inc.

Date: December 04, 2008	By:	/s/ Stephen W. Gauster
Stephen W. Gauster
Senior Vice President, Chief Corporate Counsel and Assistant Secretary